THIS FARMOUT AGREEMENT (the "agreement") is made and entered into this 20 day of August, 2009, by and between Thomasson Petroleum Enterprises, Inc., a Kentucky corporation, its successors and assigns, P.O. Box 360, Bremen, Kentucky 42325, ASSIGNOR; and KY USA ENERGY, INC., C/O Steve Eversole, 321 Somerset Road, London, Kentucky 40741, ASSIGNEE;

WITNESSETH:

WHEREAS, ASSIGNOR is the owner of 100% of the Working Interest to all the leasehold acreage in and to the Jimmy Jackson Lease, the Swinney Family Partnership Lease, the Larry Gregory Lease, the Oothcalooga LLC-Jacqueline Duke Goode Lease and the Lone Star Lodge Lease, located in Muhlenberg and Christian County, Kentucky, which leases are described below and are herein referred to as the subject leases; and

WHEREAS, ASSIGNOR is the Operator of all these leases is willing to allow ASSIGNEE to drill deeper wells to explore for oil and gas in lying below the top of Devonian [Black] Shale Formation; and

WHEREAS, to facilitate such further development, ASSIGNOR agrees to assign unto ASSIGNEE, well locations assignments for each permitted well successfully completed by the ASSIGNEE as a producing well [either oil or gas]; and

WHEREAS, the ASSIGNOR and ASSIGNEE agree that this agreement will be subject to the terms and conditions set out below.

NOWTHEREFORE, the premise considered, and for valuable consideration, including the terms and conditions set out below, the sufficiency and receipt which is hereby acknowledged, the ASSIGNOR does hereby agree to assign unto ASSIGNEE, Well Locations to drill and test below the top of the Devonian [Black] Shale Geological Formation on the subject leases, pursuant to the following terms and conditions, to wit:

1. Leasehold Estates covered by this Farmout Agreement are:

    a. That certain Oil and Gas Lease from Jimmy Jackson and wife, Patricia Jackson, to ASSIGNOR, dated April 10, 2008, and recorded in the office of the Muhlenberg County Clerk in Oil and Gas Lease Book 95, Page 276.

    b. That certain Oil and Gas Lease from Swinney Family Partnership, Ltd., to ASSIGNOR, dated April 10, 2008, and recorded in the office of the Muhlenberg County Clerk in Oil and Gas Lease Book 95, Page 280.

    c. That certain Oil and Gas Lease from Jacqueline Duke Goode, to ASSIGNOR dated February 27, 2008, and recorded in the office of the Christian County Clerk in Oil and Gas Lease Book 43, Page 582, and that certain Oil and Gas Lease from Oothcalooga

LLC dated May 15, 2008, and recorded in the aforesaid Clerk's office in Oil and Gas Lease Book 43, Page 729, this lease being limited to approximately 300 aces underlying the Oothcalooga LLC surface, excluding the Ryan Waterflood acreage.

d. That certain Oil and Gas Lease from Lonestar Lodge to ASSIGNOR, dated October 23, 2007, and recorded in the office of the Christian County Clerk in Oil & Gas Lease Book 43, Page 471.

2. Said Farmout Assignment shall be made according to the following terms and conditions:

a. Upon execution of this Agreement, ASSIGNEE shall pay to the ASSIGNOR, the sum of TWO HUNDRED THOUSAND DOLLARS ($200,000) for the right to drill ten (10) well locations [drilling package] on the subject leases as well as having the option to have three additional ten well drilling packages on the subject leases upon payment of additional compensation set out below.

b. ASSIGNEE shall drill a minimum of two well locations on each of the five [5] subject leases in the first year, each well shall be dilled through the Devonian [Black] Shale Formations, and the first well on each lease shall include testing where geologically feasible, at the discretion of ASSIGNEE, through the Dutch Creek Formation [hereinafter referred to as a "shale well"].

c. The assignment from ASSIGNOR to ASSIGNEE shall be made upon completion of a producing oil or gas well.

d. The assignment from ASSIGNOR to ASSIGNEE shall be a 0.750000 [when stated as a decimal of gross production] Working Interest [hereinafter referred to as a "75% Net Revenue Working Interest"], which shall constitute one hundred percent of the working interest in each well location. The assignments shall include the oil and gas in all geological formations.

e. In the event that in drilling one of the shale wells, ASSIGNEE discovers oil above the top of the Devonian Shale Formation, and the ASSIGNEE permits a twin well to test for the oil discovered in the drilling of the shale well, then in that event, the ASSIGNEE shall give the ASSIGNOR the right to participate up to 25% of the Working Interest [when expressed as a decimal of gross production, 0.1875000 or 18.75% Net Revenue Working Interest], at cost, and ASSIGNOR agrees to assign to ASSIGNEE, the 75% Net Revenue Working Interest in the well location [hereinafter referred to as "twin well"], less ASSIGNEE'S Net Revenue Interest which it elected to participate in said twin well.

f. ASSIGNEE shall drill and complete [or plug] 10 shale wells in the first year, as well as otherwise be in compliance with the terms of this agreement, in order to be able to exercise its first option for an additional 10 well drilling package on the same subject leases [hereinafter referred to the "first option drilling package].

g. On or before one year from the date of this agreement, in order to exercise the first option drilling package, ASSIGNEE shall send written notice to ASSIGNOR by certified mail, return receipt, along with a cashiers check in the amount of TWO HUNDRED THOUSAND DOLLARS ($200,000) for the right to drill the 10 shale wells included with the first option drilling package. Likewise, upon satisfaction of completing the first option drilling package within the second year from the date of this Agreement, and following the identical procedure [i.e., payment of $200,000] for exercising the first option drilling package, ASSIGNEE can elect to exercise the second option for an additional 10 well drilling package on the same subject leases [hereinafter referred to the "second option drilling package]. Likewise, upon satisfaction of completing the second option drilling package within the third year from the date of this Agreement, and following the identical procedure [i.e., payment of $200,000] for exercising the second option drilling package, ASSIGNEE can elect to exercise the third and final option for an additional 10 well drilling package on the same subject leases [hereinafter referred to the "third option drilling package].

h. The drilling of any "twin well", shall not count as a "shale well' under the drilling requirements set forth in this agreement.

i. In the event that at any time during this agreement or any of the optional drilling packages in which this agreement has been continue past the initial development of the first 10 shale wells, that the ASSIGNEE fails to complete its drilling requirement, then in that event, this Farmout Agreement shall terminate, and the ASSIGNOR shall finalize its obligation by making the required farmout assignments for the producing wells which ASSIGNEE had completed under this agreement.

j. The farmout assignment from ASSIGNOR to ASSIGNEE shall be of an area described as a circle of a size of forty [40] acres for all "shale wells". Farmout assignments for "twin wells" shall be of an area described as a circle with the radius being based upon the minimum spacing as required by the Commonwealth of Kentucky. No wells shall be permitted by ASSIGNEE which would involve a unit, unless written approval is granted by the ASSIGNOR before any well permit is issued.

k. ASSIGNEE shall have thirty [30] months from completion of any gas well, to get the Shale Gas to a market upon the successful completion of the Shale Gas wells. If the ASSIGNEE cannot get the gas from wells drilled under this Agreement to market within this period, then in that event, the ASSIGNEE shall pay to the ASSIGNOR the sum of $1000 per well per year until such time as gas delivery to market is commenced.

3. ASSIGNOR shall retain the following rights and interest under this agreement:

a. reserve all leasehold interest not included in any shale well or twin well location.

b. ASSIGNOR shall receive full information gathered while drilling any well including having their geologist or any designee there at any time while the well is being drilled, receiving copies of all driller's logs or electric logs made of the well, as well as do any open hole logging.

c. ASSIGNOR shall reserve that portion of their working interest not assigned to ASSIGNEE as an Overriding Royalty Interest to each Well Location assigned to the ASSIGNEE.

d. Before the ASSIGNEE can plug any well drilled under this Agreement, the ASSIGNOR shall be given the right to take over the well location and assume the plugging responsibility. ASSIGNEE shall complete the well transfer form and ASSIGNOR shall place this well permit on its bond.

4. ASSIGNEE, or its successor, shall hold harmless and indemnify ASSIGNOR for any claims, judgments, or other cost, including attorney fee and expenses of litigation incident to activities conducted by ASSIGNEE pursuant to this Agreement. ASSIGNEE shall insure that the Operator carries full insurance coverage, both liability and workers compensation, while operating on the Leaseholds estate described above.

5. ASSIGNEE cannot designate another Operator of said leasehold, without first offering to ASSIGNOR the opportunity to be the Operator of said well locations.

6. This Agreement shall be binding upon the successors or assigns to the Parties, except, the ASSIGNEE cannot assign it interest under this agreement without the written permission of the

ASSIGNOR.

WITNESS EXECUTION on the date hereinabove appearing.

ASSIGNOR	ASSIGNEE
Thomasson Petroleum Enterprises, Inc.,	KY USA ENERGY, INC.
By [signature]	By: [signature]
Danny Thomasson, President	Steve Eversole, President

STATE OF KENTUCKY

COUNTY OF MUHLENBERG

The foregoing Farmout Agreement was acknowledged before me by Danny Thomasson, President of Thomasson Petroleum Enterprises, Inc., a Kentucky Corporation, ASSIGNOR, on behalf of said corporation, on this the 20 day of August, 2009.

My Commission expires: Apr 12, 2010.

[signature] Michelle Trennell
Notary Public

Michelle Trennell Notary Public State at Large Kentucky Expires: 04-12-2010

COMMONWEALTH OF KENTUCKY

COUNTY OF MUHLENBERG

The foregoing Farmout Agreement was acknowledged before me by Steve Eversole, President of KY USA ENERGY, Inc., a Kentucky corporation, ASSIGNEE, on behalf of said corporation, on this the 20 day of August, 2009.

My Commission expires: Apr 12, 2010

[signature] Michelle Trennell
Notary Public

Prepared by:

John Baird, Attorney
103 East Main Cross Street
P.O. Box 838
Greenville, KY 42345

Michelle Trennell Notary Public State at Large Kentucky Expires: 04-12-2010